Exhibit 99.5

May 28, 2010

Re: World Monitor Trust II – Series E (the “Fund”)

Dear Investor,

Currently, the Fund allocates all of its assets to Graham Capital Management, L.P. (“Graham”), pursuant to its K4D-15V Program (formerly known as its Global Diversified Program at Standard Leverage). Beginning July 1, 2010, Kenmar Preferred Investments Corp., the Fund’s managing owner, intends to allocate a portion of the Fund’s assets to Winton Capital Management LLC (“Winton”), pursuant to its Diversified Program, which is a systematic program employing both trend following and non directional trading.

Winton’s Diversified Program employs a computer-based system to engage in the speculative trading of approximately 120 international futures, options and forwards markets, government securities such as bonds, as well as certain over the counter, or OTC, instruments, which may include foreign exchange and interest rate forward contracts and swaps. The Diversified Program uses a highly diversified trading system that does not rely on favorable conditions in any one market or on the direction of market prices to generate profits.

Initially, it is expected that the allocation will be 50% to Graham and 50% to Winton, although those percentage allocations may change over time.

Also effective July 1, 2010, the Fund will access both Graham and Winton through an investment in KMP Futures Fund LLC. The Confidential Information Memorandum for KMP Futures Fund is enclosed for your review.

This letter is a notice of the change and no action is required on your part. If you have any questions or concerns, please do not hesitate to contact your Financial Advisor or alternatively, Kenmar Preferred’s Investor Services group at (914) 307-4000 or USfunds@kenmar.com.

Sincerely,

KENMAR PREFERRED INVESTMENTS CORP.

Managing Owner for World Monitor Trust II – SERIES E

Enclosure

900 King Street, Suite 100 • Rye Brook, NY 10573 • Tel: 914.307.7000 • www.kenmar.com • Email: info@kenmar.com

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